Exhibit 99.1

Solar Capital Ltd. Announces Quarter Ended June 30, 2013 Financial Results; Amends Credit Facility to Improve Pricing and Extend Maturity

NEW YORK--(BUSINESS WIRE)--July 31, 2013--Solar Capital Ltd. (the “Company”) (NASDAQ: SLRC), today reports net investment income for the quarter ended June 30, 2013 of $19.3 million, or $0.43 per average share. At June 30, 2013, net asset value (NAV) per share was $22.40.

In addition, the Company has amended its $525 million credit facility to reduce the borrowing rate from LIBOR + 2.50% to LIBOR + 2.25% and extend the final maturity by two years to June, 2018. The size of the amended facility is $490 million and is expandable up to $800 million under its accordion feature. The Company has also extinguished its LIBOR + 2.75% $100 million credit facility maturing in 2015.

On July 24, the Company’s Board of Directors declared a third quarter dividend of $0.40 per share payable on October 2, 2013 to stockholders of record on September 19, 2013. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

Concurrent with the dividend declaration, the Company announced the expected monetization of its two largest legacy portfolio companies, DSW Group Inc. and MidCap Financial LLC, with total gross proceeds expected to be approximately $237 million.

Also today, July 31, 2013, the Company announced a share repurchase plan to purchase common stock in the open market in an amount up to $100 million.

HIGHLIGHTS:

At June 30, 2013:
Investment Portfolio: $1.4 billion
Number of Portfolio Companies: 41
Net Assets: $1.0 billion
Net Asset Value per share: $22.40
Portfolio Activity for the Quarter Ended June 30, 2013:
Investments made during the quarter: $101.3 million
Investments prepaid and sold during the quarter: $72.8 million
Operating Results for the Quarter Ended June 30, 2013:
Net investment income: $19.3 million
Net realized and unrealized losses: $19.3 million
Net increase (decrease) in net assets from operations: ($0.0) million
Net investment income per share: $0.43

"Post the completion of our announced expected legacy investment monetizations, we believe that our more diversified portfolio, comprised of a greater percentage invested in cash-pay, secured, and floating-rate debt securities, provides an attractive risk-adjusted return," said Michael Gross, Chairman and CEO of Solar Capital Ltd. "We intend to seek to grow our investment income per share by prudently deploying our over $500 million of available capital into new investments and opportunistic purchases of our common shares.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday, August 1, 2013.

All interested parties may participate in the conference call by dialing (866) 515-2910 approximately 5-10 minutes prior to the call. International callers should dial (617) 399-5124. Participants should reference Solar Capital Ltd. and the participant passcode of 15328202 when prompted. This conference call also can be accessed by all interested parties through Solar Capital’s website, www.solarcapltd.com. Additionally, a replay dial-in will be available until August 15, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 57621904. International callers should dial (617) 801-6888 to listen to the replay.

Portfolio and Investment Activity

During the quarter ended June 30, 2013, we invested $101.3 million across five portfolio companies. Investments sold and prepaid during the quarter ended June 30, 2013 totaled $72.8 million.

At June 30, 2013, our portfolio consisted of 41 portfolio companies and was invested in 24 industries. At the end of this same period, the fair value weighted average yield on our portfolio of income-producing investments was 12.1%.

At June 30, 2013, pro forma for the announced expected monetizations, approximately 98% of the fair value of our portfolio is performing.

Solar Capital Ltd. and its predecessor companies have invested approximately $3.1 billion in 90 portfolio companies. Over the same period, Solar Capital Ltd. has completed transactions with more than 70 different financial sponsors.

Crystal Capital Financial Holdings LLC

On December 28, 2012, we completed the acquisition of Crystal Capital Financial Holdings LLC (“Crystal Financial”), a commercial finance company focused on providing asset-based and other secured financing solutions.

As of June 30, 2013, Crystal Financial had 22 funded commitments to 19 different borrowers with a total par value of approximately $364.1 million. All loans were floating rate with the largest loan outstanding totaling $38.0 million. The average exposure per issuer was $19.2 million and none of the loans were on non-accrual status. Crystal Financial’s credit facility, which is non-recourse to Solar Capital Ltd., had approximately $142.8 million of borrowings outstanding at June 30, 2013. Crystal paid a dividend of $8.3 million to Solar Capital in Q2 reflecting a cash-on-cash, annualized yield of approximately 12.0%.

Results of Operations for the Three Months Ended June 30, 2013 compared to the Three Months Ended June 30, 2012.

Investment Income

For the quarters ended June 30, 2013 and 2012, gross investment income totaled $39.1 million and $34.8 million, respectively. The increase in gross investment income for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012 was primarily due to an increase in the average size of the income-producing portfolio.

Expenses

Operating expenses totaled $19.9 million and $20.4 million, respectively, for the quarters ended June 30 30, 2013 and 2012.

Net Investment Income

The Company’s net investment income totaled $19.3 million and $14.4 million, or $0.43 and $0.39 per average share, for the three months ended June 30, 2013 and 2012, respectively. For the three month period ended June 30, 2012, net investment income reflected one-time expenses associated with the establishment of the $525 million credit facility.

Net Realized Loss

Net realized loss for the three months ended June 30, 2013 and 2012 totaled $1.9 million and $19.2 million, respectively. The net realized loss for the three months ended June 30, 2013 was primarily related to sales of selected assets. The net realized loss for the three months ended June 30, 2012 was primarily related to the recapitalization of our investment in DSW Group, Inc. partially offset by sales of selected other assets.

Net Change in Unrealized Gain (Loss)

For the three months ended June 30, 2013 and 2012, net change in unrealized gain (loss) on the Company’s assets and liabilities totaled ($17.4) million and $20.8 million, respectively. The net unrealized loss for the three months ended June 30, 2013 was primarily attributable to the decline in value of two of our investments. During the three months ended June 30, 2012, the unrealized gain was primarily attributable to general market improvements, modest yield tightening and overall positive net changes in general portfolio company fundamentals.

Net Increase (Decrease) in Net Assets Resulting From Operations

For the three months ended June 30, 2013 and 2012, the Company had a net increase (decrease) in net assets resulting from operations of ($0.0) million and $16.1 million, respectively. For the three months ended June 30, 2013, basic and diluted losses per average share were ($0.00). For the three months ended June 30, 2012, basic and diluted earnings per average share were $0.44.

Liquidity and Capital Resources

As of June 30, 2013, the Company had a total of $431.2 million of unused borrowing capacity under its revolving credit facilities, subject to borrowing base limits.

Pro forma for the credit facility amendment and extinguishment of the $100 million credit facility, the Company’s total borrowing capacity is $665 million, subject to borrowing base limits. Including the expected $237 million of proceeds from the expected monetization of the Company’s two largest legacy investments, it had a total of over $500 million of available capital, subject to borrowing base limits, available as of June 30, 2013.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except share amounts)

	June 30, 2013 (unaudited)	December 31, 2012

Assets
Investments at fair value:
Companies less than 5% owned (cost: $850,659 and $856,134, respectively)	$818,068	$831,306
Companies 5% to 25% owned (cost: $174,334 and $167,564, respectively)	157,829	165,406
Companies more than 25% owned (cost: $437,850 and $408,373, respectively)	440,702	398,810
Total investments (cost: $1,462,843 and $1,432,071, respectively)	1,416,599	1,395,522
Cash	7,503	14,133
Foreign currency (cost: $529 and $899, respectively)	524	906
Interest and dividends receivable	19,747	15,147
Deferred financing costs	4,040	4,228
Derivatives	4	17
Receivable for investments sold	2,862	—
Prepaid expenses and other assets	808	450
Total assets	$1,452,087	$1,430,403
Liabilities
Revolving credit facilities	$143,792	$264,452
Unsecured senior notes	100,000	100,000
Senior secured notes	75,000	75,000
Term loan	50,000	50,000
Dividends payable	27,004	23,217
Payable for investments purchased	31,829	21,756
Management fee payable	7,267	6,612
Performance-based incentive fee payable	4,814	6,050
Interest payable	2,207	2,406
Administrative services expense payable	1,067	1,058
Other liabilities and accrued expenses	804	1,579
Total liabilities	$443,784	$552,130
Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized,
respectively, and 45,006,497 and 38,694,060 shares issued and outstanding, respectively	$450	$387
Paid-in capital in excess of par	1,126,441	978,279
Distributions in excess of net investment income	(13,875)	(4,662)
Accumulated net realized loss	(56,854)	(55,631)
Net unrealized depreciation	(47,859)	(40,100)
Total net assets	$1,008,303	$878,273
Net Asset Value Per Share	$22.40	$22.70

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share amounts)

	Three months ended June 30, 2013	Three months ended June 30, 2012	Six months ended June 30, 2013	Six months ended June 30, 2012

INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$11,354	$1,362	$21,828	$2,444
Companies 5% to 25% owned	1,401	5,652	8,461	5,652
Companies less than 5% owned	26,390	27,819	54,953	63,046
Total investment income	39,145	34,833	85,242	71,142
EXPENSES:
Management fees	$7,267	$5,673	$14,401	$10,951
Performance-based incentive fees	4,814	3,591	11,194	8,866
Interest and other credit facility expenses	4,819	9,051	9,642	11,746
Administrative services expense	1,529	1,128	2,256	1,824
Other general and administrative expenses	1,460	995	2,974	2,004
Total operating expenses	19,889	20,438	40,467	35,391
Income tax expense	—	26	—	283
Total expenses	19,889	20,464	40,467	35,674
Net investment income	$19,256	$14,369	$44,775	$35,468

REALIZED AND UNREALIZED GAIN (LOSS) ON
INVESTMENTS, FOREIGN CURRENCIES AND
DERIVATIVES:
Net realized gain (loss) on investments:
Companies more than 25% owned	$—	$(687)	$472	$10,315
Companies 5% to 25% owned	—	—	—	—
Companies less than 5% owned	(1,619)	(19,635)	(1,391)	(20,360)
Net realized loss on investments	(1,619)	(20,322)	(919)	(10,045)
Net realized gain (loss) on foreign currencies and derivatives:	(293)	1,167	(304)	841
Total net realized loss before income taxes	(1,912)	(19,155)	(1,223)	(9,204)
Income tax expense	—	—	—	785
Net realized loss	(1,912)	(19,155)	(1,223)	(9,989)
Net change in unrealized gain (loss) on investments	(18,263)	19,286	(9,695)	38,120
Net change in unrealized gain (loss) on foreign
currencies and derivatives	906	1,562	1,936	(1,379)
Net change in unrealized gain (loss)	(17,357)	20,848	(7,759)	36,741
Net realized and unrealized gain (loss) on
investments, foreign currencies and
derivatives	(19,269)	1,693	(8,982)	26,752

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS	$(13)	$16,062	$35,793	$62,220
EARNINGS (LOSS) PER SHARE	$(0.00)	$0.44	$0.80	$1.70

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Investor Relations
Richard Pivirotto, 646-308-8770